Exhibit 99.1

Q1 2024 Results

Key Highlights
Summary Financials	Q1 2024	Change
Total revenues	$6.5bn	+2%
Net income[1]	$114m1	n/m1
Net income margin	1.7%	+220bps
Adjusted EBITDA*	$445m	+15%
Adjusted EBITDA margin*	6.8%	+80bps
EPS1	$0.16[1]	n/m1

•Solid start to the year in the seasonally least significant quarter
•Performance driven by positive pricing, early-season activity & benign weather in key markets
•Integrated solutions strategy delivering further growth in key financial metrics
•$2.1bn materials acquisition in Texas complete; $60m run-rate synergies identified
•Seven other strategic bolt-on acquisitions completed in the first three months for $0.1bn
•$0.7bn agreement to acquire majority stake in Adbri in Australia
•Proceeds from divestitures of $0.7bn primarily related to the initial phases of the Lime disposal
•Ongoing share buyback; $0.6bn completed to date in 2024; commencing new $0.3bn quarterly tranche
•Declaring new quarterly dividend of $0.35 (+5% annualized) payable on June 26
•Reaffirming FY24 guidance; Net income $3.55bn to $3.80bn; Adjusted EBITDA* $6.55bn to $6.85bn

Albert Manifold, Chief Executive, said:1,2
"We are pleased to report a good first quarter performance in what is the seasonally least significant period for our business. That performance was supported by positive pricing momentum, early-season project activity, favorable weather in certain regions and the contribution from acquisitions. We believe the strength of our balance sheet together with our relentless focus on the efficient allocation of our capital enables us to capitalize on the opportunities we see for further growth and value creation in 2024 and beyond. Given this backdrop, we are pleased to reaffirm our previous guidance for 2024."

Announced Friday, May 10, 2024
1*Represents non-GAAP measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 12 to 13.
1 n/m - Not meaningful.
2

Exhibit 99.1
Q1 2024 Results
Performance Overview
CRH delivered a solid start to the year as early-season project activity and favorable weather in certain regions of North America were further supported by pricing progress and contributions from acquisitions offsetting lower volumes in Europe in the seasonally least significant quarter for the Company. Total revenues of $6.5 billion (Q1 2023: $6.4 billion) were 2% ahead of the prior year while organic revenues* were 1% ahead. Net income of $114 million (Q1 2023 net loss: $31 million) was ahead of the prior year reflecting good operating performance and a gain on the completion of phases one and two of the European Lime divestiture. Adjusted EBITDA* of $445 million (Q1 2023: $386 million) was 15% ahead as a result of the continued delivery of our integrated solutions strategy, strong commercial progress, ongoing cost control and further operational efficiencies. Organic Adjusted EBITDA* was 12% ahead of Q1 2023. CRH’s net income margin of 1.7% (Q1 2023 net loss margin: 0.5%) and Adjusted EBITDA margin* of 6.8% (Q1 2023: 6.0%) were both ahead of the comparable prior year period.

•Americas Materials Solutions' total revenues were 16% ahead of Q1 2023, as early-season project activity and favorable weather in key markets supported activity along with price increases across all lines of business and good contributions from acquisitions. Adjusted EBITDA was well ahead in this seasonally small quarter, as pricing progress and operational efficiencies offset the impact of higher input costs.

•Americas Building Solutions delivered a positive performance with total revenues 2% ahead of Q1 2023, led by price improvements as well as contributions from acquisitions. Adjusted EBITDA was 2% ahead supported by pricing progress and operational efficiencies along with good performances from recent acquisitions.

•Europe Materials Solutions' total revenues were 8% behind Q1 2023 as positive price momentum was offset by lower activity levels due to unfavorable winter weather and the divestiture of the Lime operations. Adjusted EBITDA was 32% ahead, driven by good commercial management and lower energy costs along with a continued focus on cost management and operational efficiencies.

•Europe Building Solutions' total revenues were 10% behind Q1 2023, as favorable pricing was offset by subdued demand in new-build residential markets as well as adverse winter weather conditions. Adjusted EBITDA was 38% behind as a result of lower activity levels, partially offset by cost saving actions.

CRH's earnings per share was higher than Q1 2023 at $0.16 (Q1 2023 loss per share: $0.05).
Acquisitions and Divestitures
In the first three months of 2024, CRH completed eight acquisitions for a total consideration of $2.2 billion, compared with $0.2 billion in the first quarter of 2023. The largest acquisition in Q1 2024 was in Americas Materials Solutions where the Company completed the acquisition of a portfolio of cement and readymixed concrete assets and operations in Texas for a total consideration of $2.1 billion. The integration of the business is well underway and we expect to realize run-rate synergies of $60 million by year three. In addition, Americas Materials Solutions completed a further two acquisitions, Americas Building Solutions completed three acquisitions and Europe Materials Solutions completed two acquisitions. On April 5, 2024, the Company also acquired a materials solutions business, including two hard rock quarries, in California. The acquisition represents an attractive entry point into California for Americas Materials Solutions, particularly due to its long-lived hard rock reserves and vertically integrated asphalt and readymixed concrete operations.
With respect to divestitures, CRH realized proceeds from divestitures and disposals of long-lived assets of $0.7 billion, primarily related to the divestiture of its European Lime operations. The Lime transaction was structured in three phases with two phases of the divestiture, comprising CRH’s Lime operations in Germany, Czech Republic, Ireland and the United Kingdom now complete. The remaining phase, consisting of operations in Poland, is expected to complete in the second half of 2024. In December 2023, the Company entered into a sales agreement to dispose of certain of its cement and materials assets in Canada, which closed on April 1, 2024.
In February 2024, CRH entered into a binding agreement to acquire a majority stake in Adbri Ltd (Adbri), a materials business in Australia. The proposed transaction will result in CRH acquiring approximately 53% of the issued share capital for $0.7 billion, increasing CRH’s total shareholding to approximately 57%. Adbri has high-quality assets and leading market positions in Australia that complement CRH’s core competencies in cement, concrete and aggregates while creating additional opportunities for growth and development for our existing Australian business. The proposed transaction is subject to customary terms and conditions and is expected to complete in 2024.

CRH Q1 2024 Results 2

Exhibit 99.1
Capital Allocation
As previously announced, CRH has transitioned to quarterly dividend payments. In line with the Company's policy of consistent long-term dividend growth, the Board has declared a new quarterly dividend of $0.35 per share, representing an annualized increase of 5% on the prior year. The dividend will be paid wholly in cash on June 26, 2024, to shareholders registered at the close of business on May 24, 2024. The ex-dividend date will be May 23, 2024.
As part of its ongoing share buyback program, CRH repurchased approximately five million ordinary shares in Q1 2024 for a total consideration of $0.4 billion. On May 9, 2024, the latest tranche of the share buyback program was completed, bringing the year-to-date cash returned to shareholders to $0.6 billion. We are pleased to announce that we are commencing an additional $0.3 billion tranche to be completed no later than August 7, 2024. We will continue to assess our share buyback program for the remainder of 2024 with further updates on a quarterly basis.
Innovation and Sustainability
We believe the transition to a more sustainable built environment represents a significant commercial opportunity for CRH. We continue to accelerate investment in innovation to deliver on our sustainable solutions strategy and address three global challenges of water, circularity and decarbonization. By continuing to meet the changing needs of our customers and society, we aim to drive further growth and value creation.
2024 Full Year Outlook
Notwithstanding the positive start to the year, it is still early in the construction season and we are pleased to reaffirm our previous guidance for 2024. Overall, we expect a favorable market backdrop and continued positive pricing momentum in 2024. Our operations in North America are expected to benefit from significant infrastructure activity in our markets and increased investment in key non-residential segments, while in Europe, we expect good underlying demand in infrastructure and key non-residential markets, further supported by disciplined cost control. Residential construction, particularly new-build activity, is expected to remain subdued across our markets in the near-term. Assuming normal seasonal weather patterns and no major dislocations in the macroeconomic environment, CRH remains well positioned for another year of growth in 2024.

2024 Guidance
(in $ billions, except per share data)	Low	High
Net income (i)	3.55	3.80
Adjusted EBITDA*	6.55	6.85
EPS (i)	$5.15	$5.45
Capital expenditure	2.2	2.4

(i) 2024 Net income and EPS are based on approximately $0.4 billion interest expense, net, effective tax rate of approximately 23% and a year-to-date average of approximately 690 million of common shares outstanding.

CRH Q1 2024 Results 3

Exhibit 99.1
Americas Materials Solutions

Analysis of Change
in $ millions	Q1 2023	Currency	Acquisitions	Divestitures	Organic	Q1 2024	% change
Total revenues	1,895	—	+69	—	+238	2,202	+16%
Adjusted EBITDA	(35)	—	+25	—	+25	15	n/m1
Adjusted EBITDA margin	(1.8)%					0.7%

Americas Materials Solutions’ total revenues were 16% ahead of the first quarter of 2023 in a seasonally small quarter, driven primarily by price increases, higher volumes across all lines of business and a positive contribution from acquisitions, including the acquisition of cement and readymixed concrete assets in Texas which closed in early February 2024. Organic total revenues* were 13% ahead.
In Essential Materials, total revenues increased by 12%. This reflects an 8% increase in aggregates pricing which was adversely impacted by geographic mix and a 9% increase in cement pricing. Aggregates volumes increased by 8% and cement volumes increased by 6%, due to favorable weather in the West and Great Lakes regions which enabled early commencement of projects, together with the positive impact from acquisitions.
In Road Solutions, total revenues increased by 19% driven by higher pricing and increased activity levels through continued funding support relating to the Infrastructure Investment and Jobs Act. Asphalt prices increased by 5% while volumes were 11% ahead of the comparable period in 2023 due to favorable weather in key regions and early-season project activity. Paving and construction revenues for the first quarter of 2024 increased by 20%. Readymixed concrete pricing was 8% higher than the first quarter of 2023, while volumes were 9% ahead. We have seen continued positive momentum in bidding activity, with construction backlogs ahead of the prior year comparable period.
First quarter 2024 Adjusted EBITDA for Americas Materials Solutions of $15 million was ahead of the first quarter of 2023 as increased pricing and operational efficiencies mitigated the impact of higher labor, subcontractor and raw materials costs. Organic Adjusted EBITDA* was ahead of the first quarter of 2023. Adjusted EBITDA margin increased by 250bps.

Americas Building Solutions

Analysis of Change
in $ millions	Q1 2023	Currency	Acquisitions	Divestitures	Organic	Q1 2024	% change
Total revenues	1,661	—	+38	—	(6)	1,693	+2%
Adjusted EBITDA	301	—	+5	—	+2	308	+2%
Adjusted EBITDA margin	18.1%					18.2%

Americas Building Solutions recorded total revenues growth of 2%, driven by positive acquisition performance and increased pricing. Organic total revenues* were in line with the first quarter of 2023.
In Building & Infrastructure Solutions, total revenues declined by 4% due to unfavorable weather in certain markets as well as the impact of subdued residential demand which negatively impacted activity levels. The non-residential and infrastructure construction backdrop remains supported through increased funding for critical water, energy and telecommunications infrastructure.
In Outdoor Living Solutions, total revenues increased by 5%, with growth across most regions, driven by strong sales into the retail channel, particularly in lawn and garden products, along with increased demand in the professional business channel.
First quarter 2024 Adjusted EBITDA for Americas Building Solutions was 2% ahead of the comparable period in 2023, 1% ahead on an organic* basis, driven by higher pricing and cost containment initiatives which offset the impact of lower volumes and cost inflation, particularly in labor. As a result, Adjusted EBITDA margin was 10bps ahead of the first quarter of 2023.

CRH Q1 2024 Results 4

Exhibit 99.1
Europe Materials Solutions

Analysis of Change
in $ millions	Q1 2023	Currency	Acquisitions	Divestitures	Organic	Q1 2024	% change
Total revenues	2,178	+40	+26	(117)	(114)	2,013	(8)%
Adjusted EBITDA	68	+1	+4	(24)	41	90	+32%
Adjusted EBITDA margin	3.1%					4.5%

Total revenues in Europe Materials Solutions declined by 8%, or 5% on an organic* basis, driven by lower volumes across Western Europe, partly offset by volume growth in Central and Eastern Europe and continued pricing progress.
In Essential Materials, total revenues were 10% behind the comparable period in 2023 due to the completed divestiture of phases one and two of our European Lime operations and lower volumes. Aggregates pricing was 3% ahead and overall cement pricing, which was adversely impacted by geographic mix, was in line with the first quarter of 2023, or 2% ahead excluding the Philippines. Aggregates volumes declined by 6% while cement volumes were 2% behind due to lower activity levels, particularly in Western Europe which was impacted by unfavorable weather in several key markets. This was partly offset by volume growth in Central and Eastern Europe.
In Road Solutions, pricing progress was offset by reduced volumes due to adverse weather which resulted in total revenues being 5% behind the 2023 comparable period. Asphalt pricing increased by 1%, while volumes declined by 9%. Paving and construction revenues decreased by 3%. Readymixed concrete pricing was in line with the first quarter of 2023, while volumes decreased by 13%.
Adjusted EBITDA in Europe Materials Solutions was $90 million, 32% ahead of the comparable period in 2023, and 59% ahead on an organic* basis, primarily driven by increased pricing, lower energy costs and operational efficiencies. Adjusted EBITDA margin increased by 140bps compared with the first quarter of 2023.

Europe Building Solutions

Analysis of Change
in $ millions	Q1 2023	Currency	Acquisitions	Divestitures	Organic	Q1 2024	% change
Total revenues	693	+6	+7	—	(81)	625	(10)%
Adjusted EBITDA	52	—	+1	—	(21)	32	(38)%
Adjusted EBITDA margin	7.5%					5.1%

Total revenues in Europe Building Solutions declined by 10%, or 12% on an organic* basis, versus the first quarter of 2023, with subdued new-build residential activity continuing in the first quarter of 2024.
Within Building & Infrastructure Solutions, total revenues declined by 12% compared with the first quarter of 2023. Infrastructure Products revenues increased, benefiting from acquisitions offsetting lower activity levels and project delays in key markets. Revenues in Precast and Construction Accessories were negatively impacted by adverse weather conditions and muted new-build residential activity in several markets.
Revenues in Outdoor Living Solutions were 2% ahead of the comparable period in 2023 through pricing increases, however volumes were impacted by prolonged winter weather in certain key markets.
Adjusted EBITDA in Europe Building Solutions declined by 38% versus the comparable prior year period, a 40% decrease on an organic* basis. Organic volume declines were partially offset by disciplined commercial management, cost saving initiatives and lower raw materials costs. Adjusted EBITDA margin decreased by 240bps compared with the first quarter of 2023.

CRH Q1 2024 Results 5

Exhibit 99.1
Other Financial Items
Depreciation, depletion and amortization charges of $0.4 billion were in line with the first quarter of the prior year (Q1 2023: $0.4 billion).
Interest income of $43 million (Q1 2023: $40 million) was in line with Q1 2023. Interest expense of $133 million (Q1 2023: $81 million) was higher than the comparable period in 2023, primarily due to an increase in gross debt balances and higher interest rates on new debt issued.
Other nonoperating income, net was $161 million (Q1 2023: $nil) primarily related to the gain on the divestiture of phases one and two of the Company's European Lime operations and unrealized gains on certain investments.
Earnings per share was higher than Q1 2023 at $0.16 (Q1 2023 loss per share: $0.05) due to a positive operating performance and the gain on the divestiture of the Lime operations.
Balance Sheet and Liquidity
Total short and long-term debt was $12.7 billion at March 31, 2024, compared with $11.6 billion at year-end 2023 and $9.8 billion at March 31, 2023. In the three months ended March 31, 2024, $1.8 billion of commercial paper was issued across the U.S. Dollar and Euro Commercial Paper Programs. In January 2024, €600 million of euro-denominated notes were repaid on maturity. Net Debt* at March 31, 2024, was $9.6 billion, compared with $5.4 billion at December 31, 2023, and $5.3 billion at March 31, 2023. The increase in Net Debt* compared with December 31, 2023, reflects outflows from operating activities, the significant acquisition of a portfolio of cement and readymixed concrete assets and operations in Texas, cash returns to shareholders through dividends and continued share buybacks, and the purchase of property, plant and equipment, partially offset by proceeds from the completed divestiture of phases one and two of the European Lime operations.
CRH ended Q1 2024 with $3.3 billion of cash and cash equivalents on hand (Q1 2023: $4.7 billion) and $3.8 billion of undrawn committed facilities. During April 2024, the Company completed a one-year extension option on the undrawn committed facilities extending the maturity date to May 2029. At the end of Q1 2024, CRH had sufficient cash balances to meet all maturing debt obligations for the next 1.3 years and the weighted average maturity of the remaining term debt was 7.8 years. As at March 31, 2024, the Company had a $2.0 billion U.S. Dollar Commercial Paper Program and a €1.5 billion Euro Commercial Paper Program. In April 2024, the Company increased the size of its existing U.S. Dollar Commercial Paper Program to $4.0 billion, providing added flexibility to support the Company's short-term liquidity needs. As at March 31, 2024 there was $1.9 billion of outstanding issued notes on the U.S. Dollar Commercial Paper Program and $0.9 billion of outstanding issued notes on the Euro Commercial Paper Program. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating with a BBB+ or equivalent rating with each of the three main rating agencies.
Q1 2024 Conference Call
CRH will host an analysts’ conference call and webcast presentation at 8:00 a.m. (New York)/1:00 p.m. (Dublin) on Friday, May 10, 2024, to discuss the Q1 2024 results and 2024 outlook. Registration details are available on www.crh.com/investors. Upon registration a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, while a recording of the conference call will be made available afterwards.
Dividend Timetable
The timetable for payment of the quarterly dividend of $0.35 per share is as follows:

Ex-dividend Date:     May 23, 2024
Record Date:     May 24, 2024
Payment Date:     June 26, 2024

The default payment currency is U.S. Dollar for shareholders who hold their Ordinary Shares through a Depository Trust Company (DTC) participant. It is also U.S. Dollar for shareholders holding their Ordinary Shares in registered form, unless a currency election has been registered with CRH’s Transfer Agent, Computershare Trust Company N.A. by 5:00 p.m. (New York)/10:00 p.m. (Dublin) on May 23, 2024.
The default payment currency for shareholders holding their Ordinary Shares in the form of Depository Interests is euro. Such shareholders can elect to receive the dividend in U.S. Dollar or Pounds Sterling by providing their instructions to the Company’s Depositary Interest provider, Computershare Investor Services plc, by 12:00 p.m. (New York)/5:00 p.m. (Dublin) on May 28, 2024.
CRH Q1 2024 Results 6

Exhibit 99.1

Appendices

CRH Q1 2024 Results 7

Exhibit 99.1
Appendix 1 - Primary Statements

The following financial statements are an extract of the Company’s Consolidated Financial Statements prepared in accordance with U.S. GAAP for the period ended March 31, 2024, and do not present all necessary information for a complete understanding of the Company's financial condition as of March 31, 2024. The full Consolidated Financial Statements prepared in accordance with U.S. GAAP for the period ended March 31, 2024, including notes thereto, will be included as a part of the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Condensed Consolidated Statements of Income (Unaudited)
(in $ millions, except share and per share data)

	Three months ended
	March 31
	2024	2023
Product revenues	5,368	5,338
Service revenues	1,165	1,089
Total revenues	6,533	6,427
Cost of product revenues	(3,577)	(3,744)
Cost of service revenues	(1,149)	(1,064)
Total cost of revenues	(4,726)	(4,808)
Gross profit	1,807	1,619
Selling, general and administrative expenses	(1,787)	(1,622)
Gain on disposal of long-lived assets	8	5
Operating income	28	2
Interest income	43	40
Interest expense	(133)	(81)
Other nonoperating income, net	161	–
Income (loss) from operations before income tax expense and income from equity method investments	99	(39)
Income tax benefit	19	14
Loss from equity method investments	(4)	(6)
Net income (loss)	114	(31)

Net (income) attributable to redeemable noncontrolling interests	(2)	(2)
Net loss attributable to noncontrolling interests	4	5
Net income (loss) attributable to CRH plc	116	(28)

Earnings (loss) per share attributable to CRH plc
Basic	$0.16	($0.05)
Diluted	$0.16	($0.05)

Weighted average common shares outstanding
Basic	687.8	742.9
Diluted	693.4	742.9

CRH Q1 2024 Results 8

Exhibit 99.1
Condensed Consolidated Balance Sheets (Unaudited)
(in $ millions, except share data)

	March 31	December 31	March 31
	2024	2023	2023
Assets
Current assets:
Cash and cash equivalents	3,308	6,341	4,650
Accounts receivable, net	4,798	4,507	4,706
Inventories	4,619	4,291	4,458
Assets held for sale	236	1,268	–
Other current assets	748	478	416
Total current assets	13,709	16,885	14,230
Property, plant and equipment, net	18,878	17,841	17,997
Equity method investments	609	620	655
Goodwill	10,125	9,158	9,308
Intangible assets, net	1,093	1,041	1,094
Operating lease right-of-use assets, net	1,285	1,292	1,192
Other noncurrent assets	634	632	631
Total assets	46,333	47,469	45,107

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	2,730	3,149	2,627
Accrued expenses	2,241	2,296	2,079
Current portion of long-term debt	2,992	1,866	2,251
Operating lease liabilities	255	255	235
Liabilities held for sale	44	375	–
Other current liabilities	1,735	2,072	2,063
Total current liabilities	9,997	10,013	9,255
Long-term debt	9,680	9,776	7,583
Deferred income tax liabilities	2,684	2,738	2,972
Noncurrent operating lease liabilities	1,120	1,125	1,021
Other noncurrent liabilities	2,110	2,196	2,132
Total liabilities	25,591	25,848	22,963
Commitments and contingencies
Redeemable noncontrolling interests	326	333	307
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of March 31, 2024, December 31, 2023, and March 31, 2023	1	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 729,477,337, 734,519,598 and 752,140,338 issued and outstanding, as of March 31, 2024, December 31, 2023, and March 31, 2023 respectively	294	296	302
Treasury stock, at cost (41,897,429, 42,419,281 and 11,596,581 shares as of March 31, 2024, December 31, 2023 and March 31, 2023 respectively)	(2,166)	(2,199)	(487)
Additional paid-in capital	337	454	420
Accumulated other comprehensive loss	(797)	(616)	(673)
Retained earnings	22,346	22,918	21,692
Total shareholders’ equity attributable to CRH plc shareholders	20,015	20,854	21,255
Noncontrolling interests	401	434	582
Total equity	20,416	21,288	21,837
Total liabilities, redeemable noncontrolling interests and equity	46,333	47,469	45,107

CRH Q1 2024 Results 9

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Three months ended
	March 31
	2024	2023
Cash Flows from Operating Activities:
Net income (loss)	114	(31)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion and amortization	397	384
Share-based compensation	30	31
Gains on disposals from businesses and long-lived assets, net	(123)	(5)
Deferred tax (benefit) expense	(36)	49
Loss from equity method investments	4	6
Pension and other postretirement benefits net periodic benefit cost	9	8
Non-cash operating lease costs	75	69
Other items, net	(25)	(3)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(326)	(356)
Inventories	(270)	(217)
Accounts payable	(396)	(339)
Operating lease liabilities	(75)	(70)
Other assets	(77)	(21)
Other liabilities	1	(164)
Pension and other postretirement benefits contributions	(14)	(12)
Net cash used in operating activities	(712)	(671)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(506)	(332)
Acquisitions, net of cash acquired	(2,206)	(155)
Proceeds from divestitures and disposals of long-lived assets	739	6
Dividends received from equity method investments	6	8
Settlements of derivatives	(13)	(2)
Other investing activities, net	(116)	(17)
Net cash used in investing activities	(2,096)	(492)

CRH Q1 2024 Results 10

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Three months ended
	March 31
	2024	2023
Cash Flows from Financing Activities:
Proceeds from debt issuances	1,818	71
Payments on debt	(651)	–
Settlements of derivatives	(1)	6
Payments of finance lease obligations	(9)	(6)
Deferred and contingent acquisition consideration paid	(7)	(4)
Dividends paid	(750)	–
Distributions to noncontrolling and redeemable noncontrolling interests	(17)	(13)
Repurchases of common stock	(559)	(246)
Proceeds from exercise of stock options	–	1
Net cash used in financing activities	(176)	(191)

Effect of exchange rate changes on cash and cash equivalents	(97)	68
Decrease in cash and cash equivalents	(3,081)	(1,286)
Cash and cash equivalents at the beginning of period	6,390	5,936
Cash and cash equivalents at the end of period	3,309	4,650

Supplemental cash flow information:
Cash paid for interest (including finance leases)	45	54
Cash paid for income taxes	159	104

Reconciliation of cash and cash equivalents
Cash and cash equivalents presented in the Condensed Consolidated Balance Sheets	3,308	4,650
Cash and cash equivalents included in assets held for sale	1	–
Total cash and cash equivalents presented in the Condensed Consolidated Statements of Cash Flows	3,309	4,650

CRH Q1 2024 Results 11

Exhibit 99.1
Appendix 2 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP performance measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These performance measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP performance measures as summarized below should not be viewed in isolation or as an alternative to the equivalent GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, loss on impairments, gain/loss on divestitures and unrealized gain/loss on investments, income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance. Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of total revenues.
Reconciliation to its nearest GAAP measure is presented below:

	Three months ended
	March 31
in $ millions	2024	2023
Net income (loss)	114	(31)
Loss from equity method investments	4	6
Income tax benefit	(19)	(14)
Gain on divestitures and unrealized gains on investments (i)	(160)	–
Pension income excluding current service cost component (i)	(1)	–
Interest expense	133	81
Interest income	(43)	(40)
Depreciation, depletion and amortization	397	384
Substantial acquisition-related costs (ii)	20	–
Adjusted EBITDA	445	386

Total revenues	6,533	6,427
Net income (loss) margin	1.7%	(0.5)%
Adjusted EBITDA margin	6.8%	6.0%

(i) Gain on divestitures and unrealized gains on investments and pension income excluding current service cost component have been included in Other nonoperating income, net in the Condensed Consolidated Statements of Income.
(ii) Represents expenses associated with non-routine substantial acquisitions, which are not bolt-on in nature and are separately reported in Note 4 “Acquisitions” of the unaudited financial statements in the Quarterly Report on Form 10-Q. Expenses in the first quarter of 2024 include legal and consulting expenses related to the acquisition of the portfolio of cement and readymixed concrete assets and operations in Texas.

Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation to its nearest GAAP measure for the mid-point of the 2024 Adjusted EBITDA guidance is presented below:

in $ billions	2024 Mid-Point
Net income	3.7
Income tax expense	1.1
Interest expense, net	0.4
Depreciation, depletion, amortization and impairment	1.7
Other (i)	(0.2)
Adjusted EBITDA	6.7
(i) Other primarily relates to loss (income) from equity method investments and loss (gain) on divestitures and unrealized loss (gain) on investments.

CRH Q1 2024 Results 12

Exhibit 99.1

Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
Reconciliation to its nearest GAAP measure is presented below:

	March 31	December 31	March 31
in $ millions	2024	2023	2023
Short and long-term debt	(12,672)	(11,642)	(9,834)
Cash and cash equivalents (i)	3,309	6,390	4,650
Finance lease liabilities	(145)	(117)	(85)
Derivative financial instruments (net)	(92)	(37)	(32)
Net Debt	(9,600)	(5,406)	(5,301)
(i) Cash and cash equivalents at March 31, 2024, includes $1 million cash and cash equivalents reclassified as held for sale. Cash and cash equivalents at December 31, 2023, includes $49 million cash and cash equivalents reclassified as held for sale.

Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each reporting period, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, heritage, like-for-like or ongoing) operations each reporting period.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year reporting period (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in total revenues and Adjusted EBITDA by segment, is presented with the discussion within each segment’s performance in tables contained in the segment discussion commencing on page 4.

Earnings Per Share (EPS): The calculation of basic earnings per share is as follows:

	Three months ended
	March 31
	2024	2023
Numerator
Net income (loss)	114	(31)
Net (income) attributable to redeemable noncontrolling interests	(2)	(2)
Net loss attributable to noncontrolling interests	4	5
Adjustment of redeemable noncontrolling interests to redemption value	(4)	(10)
Net income (loss) attributable to CRH plc for EPS - basic	112	(38)

Denominator
Weighted average common shares outstanding – basic (i)	687.8	742.9

Earnings (loss) per share attributable to CRH plc
Basic	$0.16	$(0.05)

(i) The weighted average number of common shares included in the computation of basic earnings per share has been adjusted to exclude shares repurchased and held by the Company as Treasury Stock given that these shares do not rank for dividend.

CRH Q1 2024 Results 13

Exhibit 99.1
Appendix 3 - Disclaimer/Forward-Looking Statements

In order to utilize the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward looking in nature: plans and expectations regarding customer demand; pricing, costs, trends in residential and non-residential markets; macroeconomic and other market trends in regions where CRH operates, and investments in innovation and sustainability; plans and expectations regarding acquisitions, including the proposed acquisition of a majority stake in Adbri, and resulting synergies and growth opportunities; plans and expectations regarding return of cash to shareholders, including the timing and amount of share buybacks and dividends; and plans and expectations regarding CRH’s 2024 full year performance, including net income, Adjusted EBITDA, earnings per share and capital expenditure.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, among other factors: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestments; cyber-attacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report include the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A of the Annual Report on Form 10-K “Risk Factors” in CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC and in CRH's other filings with the SEC.

CRH Q1 2024 Results 14